EXHIBIT 11

                     ALBA-WALDENSIAN, INC. AND SUBSIDIARIES

          Calculation of Primary and Fully Dilutive Earnings Per Share

                                  (unaudited)







                                                      Three Month Period Ended
                                                  March 31,            April 2,
                                                     1996               1995

Primary Earning Per Share

Weighted average number of common

     shares outstanding ......................        1,867,403        1,863,384

Net Income(Loss) .............................       $  100,829       $   25,810

Primary Earning Per Share ....................       $      .05       $      .01



Fully Dilutive Earning Per Share


Weighted average number of common
      shares outstanding .....................        1,867,403        1,863,384

Common Stock Equivalents(Options) ............              658           22,144
                                                      1,868,061        1,885,528





Net Income(Loss) .............................       $  100,829       $   25,810

Fully dilutive Earnings Per Share ............       $      .05       $      .01






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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.




ALBA-WALDENSIAN, INC. AND SUBSIDIARIES





Date:_________                      --------------------------------------
                                     Thomas I. Nail
                                     Chief Financial Officer and
                                     Principal Accounting Officer



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